STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into this 3rd day of August, 2004, by and between STANELY SHUSTER (“Buyer”) and UNITED LEISURE CORPORATION (“Seller”).

In consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Seller hereby sells, assigns, conveys and delivers to Buyer, and Buyer hereby purchases from Seller, 966,666 shares of common stock of Grand Havana Enterprises, Inc., a Delaware corporation (“Shares”).

2. The total purchase price to be paid by Buyer to Seller for the Shares is $19,333.32. Said purchase price is being paid concurrent with the execution of this Agreement.

3. Seller represents and warrants that it has good and marketable title to the Shares free and clear of any and all liens or encumbrances whatsoever.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ STANLEY SHUSTER
STANLEY SHUSTER

UNITED LEISURE CORPORATION

By:	/s/ Brian Shuster
Brian Shuster, President